Exhibit 8.1

MTR Corporation Limited

List of Subsidiaries

Name of Subsidiaries	Jurisdiction of Incorporation	Other Names under which such Subsidiary does business	Ownership Interest
Fasttrack Insurance Ltd.	Bermuda	None	100%

MTR Corporation (C.I.) Limited	Cayman Islands	None	100%

MTR Engineering Services Limited	Hong Kong	None	100%

MTR Property Agency Co. Limited	Hong Kong	None	100%

MTR Travel Limited	Hong Kong	None	100%

Octopus Cards Limited	Hong Kong	None	57.4%

MTR Consultancy (Shenzhen) Limited	People’s Republic of China	None	100%

MTR Corporation (Singapore) Pte. Ltd.	Singapore	None	100%

MTR (Shanghai Consultancy) Company Limited	Hong Kong	None	100%

MTR (Shanghai Metro Management) Limited	Hong Kong	None	100%

MTR (Shanghai Project Management) Limited	Hong Kong	None	100%

Shanghai Hong Kong Metro Construction Management Co. Ltd.	People’s Republic of China	None	60%

MTR China Property Limited	Hong Kong	None	100%

Shenzhen Donghai Anbo Property Management Co. Ltd.	People’s Republic of China	None	51%

MTR Finance Lease (001) Limited	Cayman Islands	None	100%

MTR Telecommunication Company Limited	Hong Kong	None	100%

TraxComm Limited	Hong Kong	None	100%

Hong Kong Cable Car Limited	Hong Kong	None	100%

Lantau Cable Car Limited	Hong Kong	None	100%

MTR (Estates Management) Limited	Hong Kong	None	100%